APA ENTERPRISES, INC. REPORTS CHANGES IN MANAGEMENT AND OPERATIONS

MINNEAPOLIS, MN, June 29 2007 -- APA Enterprises, Inc. (NASDAQ: APAT) announced today that Dr. Anil K. Jain has resigned as Chairman of the Board, President/Chief Executive Officer, and Chief Financial Officer of the Company, effective immediately. Dr. Anil K. Jain, founder of APA, served as President of the Company since its inception in 1979.

Mr. Ronald G. Roth, a major shareholder and board member since 2002, was elected Chairman of the Board.  Ms. Cheryl Beranek Podzimek the President of APACN, a subsidiary of the Company, has assumed the additional role of President and CEO of the Company.

Following Dr. Jain’s resignation, he purchased the Company’s India subsidiary, APA Optronics (India) Pvt. Ltd., on terms deemed by the independent directors to be fair and reasonable to the Company.  In brief, the purchase price of $500,000 is payable over 5 years and is secured by pledges of stock and Dr. Jain’s payments under his separation agreement with the Company, as well as a personal guaranty from Dr. Jain.

Concurrently, the Company made additional staff reductions. The total expense of these reductions and the effect of Dr. Jain’s severance agreement is approximately $458,000. These amounts will be expensed in the first quarter of fiscal year 2008. Dr. Jain’s severance agreement will be paid out over a two year period.

These changes will result in a more focused application of resources to APACN, the Company’s principal business unit, including expansion of APACN’s global sourcing, reduction of overall cost of its products, and enhancement of its marketing. APACN continues to strive to capture market share with Broadband Service Providers, Fiber to the Premise marketplace and in contract manufacturing environments.

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Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated revenues of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

APA Enterprises, Inc., consists of APA Cables and Networks Inc., a wholly owned subsidiary, (APACN) and an Optronics division.  APACN designs, manufactures and markets a variety of fiber optic and copper components to the data communication and telecommunication industries. The Optronics business includes the development, design, manufacture and marketing of ultraviolet (UV) detection and measurement devices for consumers and industrial customers, and Gallium Nitride (GaN) based transistors for power amplifiers and other commercial applications.  Additional information about APA Enterprises is available at http://www.apaenterprises.com.

APA Enterprises, Inc. Contact Information:

Cheryl Beranek Podzimek
President and CEO
investor-relations@apaenterprises.com
763-476-6866